Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of May 21, 2024 (the “Effective Date”) by and between BGO TSG 35-41 HAMPDEN OWNER LLC, a Delaware limited liability company (“Landlord”), having an address c/o The Seyon Group, 205 Newbury Street, 4th Floor, Boston, Massachusetts 02116, and TEMPTRONIC CORPORATION, a Delaware corporation, d/b/a inTest Thermal Solutions (“Tenant”), having an address of 35-41 Hampden Road, Mansfield, MA 02048.

BACKGROUND:

A.          Landlord (as successor-in-interest to the James Campbell Company, LLC, the successor-in-interest to the original landlord, AMB-SGP Seattle/Boston, LLC, a Delaware limited liability company) and Tenant are parties to that certain Commercial Lease Agreement dated October 25, 2010 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 1, 2011, as amended by that certain Second Amendment to Lease dated April 8, 2019 (collectively, the “Lease”), for the lease of certain premises consisting of approximately 58,800 rentable square feet located at 35-41 Hampden Road, Mansfield, Massachusetts 02048 (the “Building”), as more particularly described in the Lease.

B.          The parties desire to (i) extend the term of the Lease, and (ii) amend the Lease in certain other respects, all as hereinafter set forth. Capitalized terms not defined herein shall have the same meanings ascribed to them in the Lease.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.          Extension of Lease Term; As-Is Condition. The term of the Lease is hereby extended for the period commencing on January 1, 2025 (the “Extension Term Commencement Date”) and expiring on February 29, 2032 (such period, the “Extension Term”). The Extension Term shall be upon all of the same terms and conditions of the Lease in effect as of the date hereof except as otherwise set forth herein. Tenant acknowledges and agrees that it currently occupies the Premises and is familiar with the condition thereof and that the Premises is leased to Tenant in “As-Is” condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant's use thereof, except for Landlord’s Work (as defined below) and Landlord’s ongoing maintenance and repair obligations under the Lease. Tenant agrees that Landlord has no work to perform in or on the Premises to prepare same for Tenant's use and occupancy, except for the Landlord’s Work (as defined below).

2.          Base Rent. During the Extension Term, subject to the terms and conditions set forth herein, Tenant shall pay Base Rent to Landlord according to the following schedule:

Time Period	Monthly Base Rent	Annual Base Rent	Per Rentable Square Foot

January 1, 2025 – December 31, 2025	$73,500.00	$882,000.00	$15.00
January 1, 2026 – December 31, 2026	$75,888.75	$910,665.00	$15.49
January 1, 2027 – December 31, 2027	$78,355.13	$940,261.61	$15.99
January 1, 2028 – December 31, 2028	$80,901.68	$970,820.11	$16.51
January 1, 2029 – December 31, 2029	$83,530.98	$1,002,371.77	$17.05
January 1, 2030 – December 31, 2030	$86,245.74	$1,034,948.85	$17.60
January 1, 2031 – December 31, 2031	$89,048.72	$1,068,584.69	$18.17
January 1, 2032 – February 29, 2032	$91,942.81	$1,103,313.69	$18.76

Notwithstanding the foregoing, provided no default exists under the Lease beyond applicable notice and cure periods, Tenant shall have no obligation to pay Base Rent to Landlord for and during the period from the Extension Term Commencement Date (i.e., January 1, 2025) through February 28, 2025 (the “Base Rent Abatement Period”); provided, that for and during the Base Rent Abatement Period, Tenant shall continue to pay Landlord for all of Tenant’s other monetary obligations under the Lease, including without limitation Taxes, CAM Charges and insurance charges. Accordingly, subject to the above, Tenant’s obligation to pay Base Rent for the Extension Term shall commence with Tenant’s March 1, 2025 Base Rent payment.

3.          Landlord’s Work. Prior to June 30, 2025 (which date shall be extended for Force Majeure Delays and Tenant Delays), Landlord shall, at its sole cost and expense (and without any contribution from Tenant, through CAM Charges or otherwise), (i) upgrade the existing interior lighting in the Premises to LED lighting, and (ii) install a 400-amp electric panel (277/480 volt, 42 circuit) to serve the Premises (collectively, “Landlord’s Work”). Pursuant to a schedule provided by Landlord to Tenant in advance, Tenant hereby agrees to give Landlord access to the Premises during regular business and non-business hours to perform Landlord’s Work; and provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations during such access. Landlord shall be responsible for all aspects of the Landlord’s Work. Without limiting the foregoing, Landlord’s Work shall be completed in a good and workmanlike manner, and in compliance with all applicable laws, ordinances, building codes and requirements of public authorities. In the event that Landlord’s Work is not substantially completed (i.e., completed other than punchlist items that do not materially interfere with Tenant’s use and occupancy of the Premises, as certified by Landlord’s contractor performing the Landlord’s Work) by July 31, 2025 (which date shall be extended for Force Majeure Delays and Tenant Delays), then Base Rent will be abated one (1) day for every two (2) days beyond July 31, 2025 (as the same may be extended for Force Majeure Delays and/or Tenant Delays) that the Landlord’s Work remains not substantially completed (provided that such abatement will end upon the substantial completion of the Landlord’s Work).

4.          Additional Rent. For and during the Extension Term, Tenant shall continue to pay all amounts payable by Tenant under Sections 2(c), 3 and 4 of the Lease in the same manner as Tenant paid the same prior to the Extension Term.

5.          Utilities. For and during the Extension Term, the provisions of Section 8 of the Lease shall continue in full force and effect.

6.          Tenant’s Work; Improvement Allowance.

(a)

So long as Tenant is not in default under the Lease beyond all applicable notice and cure periods, Landlord shall provide to Tenant an amount not to exceed $235,200.00 (the “Extension Term Allowance”) in the aggregate to be applied towards all so-called “hard costs” and “soft costs” (as such terms are defined below) of construction incurred by Tenant after the date of this Third Amendment in performing improvements and alterations to the Premises (the “Extension Term Improvements”). “Hard costs” of construction shall mean the costs of constructing alterations to the Premises (subject to Section 6 of the Lease), including but not limited to general contractor and subcontractor fees (including general conditions, overhead and profit), permit fees and the cost of millwork. “Soft costs” of construction shall mean the costs related to designing and planning the alterations, including without limitation, consulting fees (specialty or otherwise), space planning costs and architectural, engineering and project management costs capped at 4% of the managed portion of costs.

(b)

Disbursements of the Extension Term Allowance shall, at Tenant’s option, be made in one-lump sum or monthly (i.e., not more frequently than once per calendar month) within thirty (30) days of Landlord’s approval of a request for payment from Tenant, which request shall be accompanied by customary and reasonable documentation supporting the charges for completion of such improvements and alterations for which Tenant is requesting reimbursement. Such documentation shall be of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Building is located and shall include copies of paid invoices and, to the extent applicable partial lien waivers or full lien waivers (in the case of the final disbursement). Notwithstanding the foregoing, Landlord’s obligation to make the final payment of the Extension Term Allowance is conditioned on the issuance of all required municipal sign-offs, if any, with respect to the alterations.

Any alterations and improvements to the Premises by Tenant shall be subject to the requirements set forth in Section 6 of the Lease. In addition, Tenant’s compliance with Section 6 of the Lease shall be a condition to Landlord’s obligation hereunder to make any disbursement of the Extension Term Allowance. Tenant shall have no right to request, and Landlord shall have no obligation to disburse, any portion of the Extension Term Allowance that has not been requested in writing by Tenant as a reimbursement prior to July 31, 2025. Alternatively, at Tenant’s option by delivering written notice to Landlord on or prior to such date, Tenant may elect to apply any remaining amount of the Extension Term Allowance (or any Extension Term Allowance that Landlord failed to make to Tenant as provided for herein and only so long as Tenant has requested such disbursement prior to July 31, 2025) as a credit against the monthly payments of Base Rent next coming due.

7.          Options to Extend Term. Section 27 of the Lease is hereby deleted in its entirety and replaced with the following:

(a)

If Tenant has not committed more than two (2) financial or monetary Events of Default beyond any applicable cure period at any time during the Term, and the original Tenant or an assignee or sublessee under a Permitted Transfer is occupying the entire Premises at the time of such election, Tenant may extend this Lease for two (2) additional, consecutive periods of five (5) years each (each “Additional Extension Term”), by delivering written notice (an “Extension Notice”) of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the then-expiration of the Term. The Annual Base Rent payable for each such Additional Extension Term shall be the prevailing annual rental rate (the “Prevailing Rental Rate”) at the commencement of the applicable Additional Extension Term, for renewals of light industrial, manufacturing and/or research and development space in the I-495/I-95 submarket of equivalent quality, size, utility and location, with the length of the Additional Extension Term to be taken into account, and annual increases in the Prevailing Rental Rate throughout the Additional Extension Term, as applicable. Within thirty (30) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Annual Rent, if any, and the other terms and conditions offered. Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate or if Tenant fails to timely notify Landlord that it rejects such determination by Landlord, then, on or before the commencement date of the Additional Extension Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(b)	Annual Rent for the Additional Extension Term shall be adjusted to the Prevailing Rental Rate as determined by Landlord, and as further adjusted by the second sentence of the above paragraph;

(c)	Except as provided herein, Tenant shall have no further extension option unless expressly granted by Landlord in writing; and

(d)

Landlord shall lease to Tenant the Premises in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant timely rejects Landlord’s determination of the Prevailing Rental Rate, then the Annual Rent payable for each month during the applicable Additional Extension Term shall be established in the following manner. By not later than the thirtieth (30th) day after Tenant shall reject Landlord’s determination, Landlord and Tenant shall each appoint one (1) qualified broker (as hereinafter defined) and the two (2) qualified brokers so-appointed shall determine the Prevailing Rental Rate within thirty (30) days following their appointment, taking into account allowances or the lack thereof (e.g., moving allowance, construction allowance, and the like) and other tenant inducements, for a comparable use, and for a comparable period of time. As used herein, the term “qualified broker” shall mean any independent commercial real estate broker (a) who is employed by a brokerage firm of recognized competence in the I-495/I-95 submarket and (b) who has not less than ten (10) years’ experience in leasing similar light industrial, manufacturing and/or research and development space in the I-495/I-95 submarket in the same general location, type and character as the Premises. If either Landlord or Tenant fails to appoint a qualified broker within said thirty (30) day period, then the other party shall have the power to appoint the qualified broker for the defaulting party. If said qualified brokers are unable to agree on the Prevailing Rental Rate within said thirty (30) day period, then they shall jointly appoint a third qualified broker within ten (10) days of the expiration of such thirty (30) day period. If the first two brokers shall fail to appoint a third broker within such ten (10) day period, either broker may request the President of the Boston Bar Association to appoint the third qualified broker. Within thirty (30) days after the appointment of the third qualified broker, all three qualified brokers shall meet and determine the Prevailing Rental Rate. If all three qualified brokers are unable unanimously to agree upon the Prevailing Rental Rate, then the first two qualified brokers simultaneously shall deliver their final Prevailing Rental Rate determination to the third qualified broker, and the third qualified broker shall select the number as the Prevailing Rental Rate that is closest to the Prevailing Rental Rate determined by the third broker, and the Prevailing Rental Rate so-selected shall be conclusive and binding upon Landlord and Tenant. Each party shall bear the cost of its qualified broker, and the cost of the third qualified broker shall be borne equally between the parties. Until such time as the Prevailing Rental Rate is so determined, from and after the commencement date of the applicable Additional Extension Term, Tenant shall pay Annual Rent at the average of Landlord’s and Tenant’s brokers’ designations of the Prevailing Rental Rate, with an appropriate retroactive adjustment once the Prevailing Rental Rate has been finally determined in accordance with this Section, including the second sentence of the first paragraph of this Section 27.

8.          Right of First Offer. Section 28 of the Lease is hereby deleted and no longer of any further force or effect.

9.          Brokers. Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Third Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except JLL and Newmark (collectively, the “Brokers”). Any fees payable to the Brokers are the responsibility of Landlord pursuant to a separate written agreement with the Brokers and Tenant shall have no responsibility or liability in connection therewith. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the Brokers) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Third Amendment.

10.        Counterpart Execution. This Third Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Third Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart. Additionally, telecopied or e-mailed signatures may be used in place of original signatures on this Third Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Third Amendment based on the form of signature.

11.         Miscellaneous. In all other respects, the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby. Tenant represents and warrants to Landlord that, as of the date hereof, to Tenant’s knowledge, (a) Tenant is not in default under any of the terms and provisions of the Lease, (b) there are no uncured defaults or unfulfilled obligations on the part of Landlord under the Lease, and (c) no condition or circumstance exists which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. As of the date hereof, Tenant further acknowledges that Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rental payments or other charges due or to become due under the Lease).

12.        Authorization to Execute.  Tenant represents and warrants to Landlord that the person signing this Third Amendment on behalf of Tenant is duly authorized to execute and deliver this Third Amendment on behalf of Tenant in accordance with a duly adopted resolution or other applicable authorization of Tenant, and that this Third Amendment is binding upon Tenant in accordance with its terms. Landlord represents and warrants to Tenant that the person signing this Third Amendment on behalf of Landlord is duly authorized to execute and deliver this Third Amendment on behalf of Landlord in accordance with a duly adopted resolution or other applicable authorization of Landlord, and that this Third Amendment is binding upon Landlord in accordance with its terms. Further, if requested by either party, the party requested shall, within thirty (30) days after such request, deliver to the other party a certified copy of a resolution or other applicable authorization of said organization authorizing or ratifying the execution of this Third Amendment.

13.        No Reservation. Preparation of this Third Amendment by Landlord or Landlord’s attorney and the submission of this Third Amendment to Tenant for examination or signature is without prejudice and does not constitute a reservation, option or offer to lease the Premises. This Third Amendment shall not be binding or effective until this Third Amendment shall have been executed and delivered by each of the parties hereto, and Landlord reserves the right to withdraw this Third Amendment upon written notice to Tenant from consideration or negotiation at any time prior to Landlord’s execution and delivery of this Third Amendment, which withdrawal shall be without prejudice, recourse or liability.

[Signatures on Following Page]

IN WITNESS WHEREOF the parties hereto have executed this Third Amendment to Lease as of the Effective Date stated above.

LANDLORD:

BGO TSG 35-41 HAMPDEN OWNER LLC,
a Delaware limited liability company

By: /s/ Bryan C. Blake
Name: Bryan C. Blake
Title: Authorized Signatory

TENANT:

TEMPTRONIC CORPORATION,
a Delaware corporation

By: /s/ Michael Tanniru
Name: Michael Tanniru
Title: President, Environmental Technologies

REAFFIRMATION OF GUARANTOR

Reference is hereby made to that certain Guaranty dated as of October 22, 2010, executed and delivered by INTEST CORPORATION, a Delaware corporation (“Guarantor”) in favor of Landlord, as successor-in-interest to AMB-SGP Seattle/Boston, LLC (the “Guaranty”). Guarantor hereby ratifies and confirms that the Guaranty and all of the terms and provisions thereof are (1) hereby ratified and reaffirmed and shall continue in full force and effect in accordance with such terms and provisions, and (2) valid, binding and enforceable against Guarantor and its successors and assigns in accordance with its terms. In addition, Guarantor hereby consents to the transaction reflected in the Third Amendment above.

GUARANTOR:

INTEST CORPORATION,

a Delaware corporation

By:   /s/ Duncan Gilmour

Name: Duncan Gilmour

Title: Chief Financial Officer